Exhibit (d)(4)(a) Amendment to Sub-Advisory Agreement

AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment (the “Amendment”) to the Sub-Advisory Agreement (the “Agreement”) dated May 1, 2005, between Emerald Advisers, Inc. (the “Sub-Advisor”), Forward Funds (the “Trust”), on behalf of the Forward Banking & Finance Fund and Forward Growth Fund, series of the Trust (each, a “Fund,” and collectively the “Funds”), and Forward Management, LLC (the “Advisor”), is entered into as of January 2, 2009 with reference to the following facts:

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under an Amended and Restated Declaration of Trust dated as of May 1, 2005, as amended, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Funds are series of the Trust; and

WHEREAS, the Advisor has been retained by the Trust to provide investment advisory services to each of the Funds with regard to each of the Fund’s investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005; and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act, and each Fund’s shareholders to the extent required under applicable law have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of each Fund, pursuant to the Agreement and as described in the Registration Statement, and the Sub-Advisor is willing to perform such services for each Fund; and

WHEREAS, pursuant to Section 15 of the Agreement, the Advisor, the Trust and the Sub-Advisor agree to amend the Agreement as described herein.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2(j): Section 2(j) is added to follow Section 2(i) and reads as follows:

(j) not consult with the sub-advisor of the portion of each Fund not managed by the Sub-Advisor, if applicable, or with any sub-advisor to any registered investment company or portfolio or series thereof under common control with each Fund, concerning transactions for each Fund in securities or other assets. Further, where the Sub-Advisor is one of multiple money managers managing each Fund, the Sub-Advisor’s responsibility to providing investment advice is limited to providing investment advice with respect to its discrete portion of each Fund’s portfolio.

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2. This Amendment shall be effective as of the date hereof, and shall continue until terminated in accordance with Section 14 of the Agreement.

3. All terms of the Agreement shall remain in force to the extent not inconsistent with the above.

4. This Amendment shall be construed and interpreted in accordance with the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

5. This Amendment may be executed in counterparts and may be accepted in an electronically transmitted format. Any executed counterpart, including in an electronically transmitted format, shall be considered to be an original.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.

Name:	J. Alan Reid, Jr.

Title:	President

EMERALD ADVISERS, INC.

By:	/s/ Kenneth G. Mertz II

Name:	Kenneth G. Mertz II

Title:	President

FORWARD MANAGEMENT, LLC

By:	/s/ Mary Curran

Name:	Mary Curran

Title:	Secretary

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